Exhibit 99.1

Contact:	Patrick Suehnholz
Director of Investor Relations Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER 2018 EARNINGS OF $0.38

•	Quarterly revenues of $88.5 million, up 32% from prior year’s second quarter

•	Record first half advisory revenues; year to date revenues up 42% compared to prior year’s first half

•	Compensation ratio for both the quarter and year to date at 55%

•

Operating profit margin for both the quarter and year to date at 22%, negatively impacted by non-recurring charges (of $2.7 million and $3.6 million for the quarter and year to date) related to the Cogent acquisition earnout

•	Quarterly net income of $10.5 million and earnings per share of $0.38, likewise impacted by the earnout adjustment, were up 68% and 90%, respectively, over prior year’s second quarter

•	Year to date net income and earnings per share more than tripled relative to the same period in prior year

•	Repurchased 3.5 million shares of common stock during the quarter through open market transactions at an average price of $23.98 per share

•	Remaining authorization under our share repurchase plan at June 30, 2018 was $107.4 million

•	Recruited 3 additional Managing Directors to expand our coverage of the energy sector and the Nordic region; year to date we have recruited 10 Managing Directors

NEW YORK, NEW YORK, August 2, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $88.5 million, net income of $10.5 million and diluted earnings per share of $0.38 for the quarter ended June 30, 2018.

The Firm’s second quarter 2018 revenues compare to revenues of $67.3 million for the second quarter of 2017, which represents an increase of $21.2 million, or 32%. The Firm’s second quarter 2018 net income and diluted earnings per share compare to net income of $6.2 million and diluted earnings per share of $0.20 for the second quarter of 2017, an increase of $4.3 million, or 68%, in net income and an increase of $0.18, or 90%, in diluted earnings per share.

For the six months ended June 30, 2018, revenues of $176.0 million compare to $124.2 million for the same period in 2017, an increase of $51.8 million or 42%. For the first half of 2018, net income of $16.9 million compares to net income of $5.5 million for the comparable period in 2017, an increase of $11.4 million, or 207%. Diluted earnings per share for the six months ended June 30, 2018 of $0.58 compare to $0.17 for the same period in 2017, an increase of $0.41, or 241%.

The Firm’s earnings in the first half of 2018 were negatively impacted, pursuant to accounting rules effective January 1, 2017, by a tax charge of $4.4 million for the tax effect of the difference between the grant date value and the market value of restricted stock awards at the time of the vesting. Excluding this charge, the Firm’s net income in the first half of 2018 would have been $21.2 million and diluted earnings per share would have been $0.73.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We produced solid second quarter revenue, and our advisory revenue for the first half was the best in our 22 year history. We benefited from particularly strong performances in our European M&A and global capital advisory businesses, as well as from more modest gains in Australia and Japan. An improved level of global revenue combined with continued cost discipline resulted in attractive pre-tax operating margins, and our net income and cash flow continued to benefit from reduced tax rates. The economic and market environment for transaction activity continues to be positive, and our global footprint, team-oriented culture and exclusive focus on client advisory work positions us well for continued success,” Robert F. Greenhill, Chairman, said.

“We continue to make good progress on all aspects of the recapitalization plan we announced last September. We have now completed about two-thirds of our share repurchase plan, and done so at purchase prices we see as attractive. We have recruited 10 Managing Directors for the year to date, substantially enhancing our industry sector coverage as well as our restructuring capabilities, and we continue to see strong interest in joining our Firm from top bankers across our competitor group. The sharp improvement in our results for the year to date is largely a function of a rebound in client activity relative to a slow 2017 that was an aberration relative to our historical performance. For the longer term, we believe that the recent upgrading and expansion of our senior team, combined with a substantially reduced tax rate and significant reduction in share count, positions us well for the creation of further value for our shareholders and our team,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues were $88.5 million in the second quarter of 2018 compared to $67.3 million in the second quarter of 2017, an increase of $21.2 million or 32%. The increase principally resulted from significant increases in transaction announcement fees and secondary capital advisory fees as well as higher retainer fees. By region, we benefited from stronger performance in Europe and the rest of the world.

For the six months ended June 30, 2018, revenues were $176.0 million compared to $124.2 million in 2017, an increase of $51.8 million, or 42%. This increase principally resulted from an increase in the number of completed merger and acquisition completion fees, particularly in Europe, as well as higher retainer fees, secondary capital advisory fees and transaction announcement fees.

During the second quarter of 2018, our capital advisory group advised institutional investors on 37 closings of sales of limited partnership interests in secondary market transactions.

During the second quarter of 2018, the Firm announced that Joachim Andersson (most recently Co-Head of Swedish Advisory at Nordea) will join the Firm in Stockholm as a Managing Director focused on the Nordic region and the industrial sector and that Michael Hafner (most recently Head of Energy for EMEA at UBS) joined the Firm in Houston as a Managing Director focused on the energy sector.

Since quarter end, the Firm announced that Tom Widener (most recently Vice Chairman and Managing Director in the Natural Resources Group at Deutsche Bank) will join the Firm in New York as a Managing Director and Head of Power & Utilities Corporate Advisory.

Including all Managing Directors whose recruitment we have announced to date, we have 74 client-facing Managing Directors. As of year-end 2017 we had 71 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2018 were $69.0 million, which compared to $56.9 million of total operating expenses for the second quarter of 2017. The increase in total operating expenses of $12.1 million, or 21%, resulted from increases in both our compensation and benefits expenses and non-compensation operating expenses, as described in more detail below. Our operating profit margin was 22% for the second quarter of 2018 as compared to 15% for the second quarter of 2017.

For the six months ended June 30, 2018, total operating expenses were $137.6 million, which compared to $110.8 million for the same period in 2017. The increase in total operating expenses of $26.8 million, or 24%, resulted from increases in both our compensation and benefits expenses and non-compensation operating expenses, both as described in more detail below. Our operating profit margin was 22% for the six months ended June 30, 2018 as compared to 11% for the same period in 2017.

The following table sets forth information relating to our operating expenses. As a result of the adoption of the new revenue recognition guidance, beginning in 2018, reimbursed client expenses are reported as a component of advisory revenues and are no longer netted against operating expense. For 2017, operating expenses are reported net of reimbursed client expenses.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions, unaudited)
Employee compensation and benefits expenses	$48.4	$38.8	$97.6	$82.9
% of revenues	55%	58%	55%	67%
Non-compensation operating expenses	20.6	18.1	39.9	27.9
% of revenues	23%	27%	23%	23%
Total operating expenses	69.0	56.9	137.6	110.8
% of revenues	78%	85%	78%	89%
Total operating income	19.5	10.4	38.5	13.4
Operating profit margin	22%	15%	22%	11%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2018 were $48.4 million, which reflected a 55% ratio of compensation to revenues. This amount compared to $38.8 million for the second quarter of 2017, which reflected a 58% ratio of compensation to revenues. The increase in expense of $9.6 million, or 25%, was principally attributable to higher compensation in line with higher revenues, partially offset by a slightly lower compensation ratio.

For the six months ended June 30, 2018, our employee compensation and benefits expenses were $97.6 million, which also reflected a 55% ratio of compensation to revenues. This amount compared to $82.9 million for the same period in the prior year, which reflected a 67% ratio of compensation to revenues. The increase in expense of $14.8 million, or 18%, was principally attributable to higher compensation in line with higher year to date revenues, which resulted in a larger annual bonus accrual, partially offset by a decrease in the compensation ratio.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Our non-compensation operating expenses were $20.6 million in the second quarter of 2018 compared to $18.1 million in the second quarter of 2017, representing an increase of $2.5 million, or 14%. The increase in our non-compensation operating expenses principally resulted from the inclusion of reimbursable client expenses in accordance with a mandated change in financial statement presentation effective for 2018 and a charge of $2.7 million in the second quarter of 2018 versus a benefit of $1.5 million in the second quarter of 2017 related to the likelihood that our secondary capital advisory business would meet the revenue target required to trigger the earnout payment on our 2015 Cogent acquisition.

Non-compensation operating expenses, presented on a comparable basis excluding reimbursable client expenses in 2018 and the remeasurement of the Cogent earnout, would have been $15.7 million for the second quarter of 2018 as compared to $19.6 million for the second quarter of 2017. Non-compensation operating expenses incurred in the second quarter of 2017 also included certain charges related to the charge-off of uncollectible accounts and foreign currency losses related to the funding of our investment in Brazil which were much greater than those incurred in the second quarter of 2018.

For the six months ended June 30, 2018, our non-compensation operating expenses were $39.9 million compared to $27.9 million for the same period in 2017, representing an increase of $12.0 million or 43%. The increase in non-compensation operating expenses principally resulted from the inclusion of reimbursable client expenses in accordance with a mandated change in financial statement presentation effective for 2018 and a charge of $3.6 million for the first six months of 2018 versus a benefit of $7.5 million in the first six months of 2017 related to the likelihood that our secondary capital advisory business would achieve revenue sufficient to trigger the payment of the Cogent earnout.

Non-compensation operating expenses, presented on a comparable basis excluding reimbursable client expenses and the remeasurement of the Cogent earnout, would have been $32.9 million for the six months ended June 30, 2018 as compared to $35.4 million for the same period in 2017.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, costs associated with acquisitions, the impact of currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended June 30, 2018, we incurred interest expense of $5.6 million as compared to $0.8 million for the same period in 2017. For the six months ended June 30, 2018, we incurred interest expense of $10.9 million as compared to $1.6 million for the first half of 2017. The increase in interest expense during 2018 relates to borrowings under the new secured term loan facility, which was drawn down in October 2017 as part of the recapitalization plan we announced in September 2017.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. Further, we are required under the term loan facility to make quarterly amortization payments and, beginning in 2019, if applicable, an annual prepayment based on a calculation of our excess cash flow.

Provision for Income Taxes

For the second quarter of 2018, the provision for income taxes was $3.3 million, reflecting an effective rate of 24%, as compared to a provision for income taxes for the second quarter of 2017 of $3.3 million, reflecting an effective rate of 35%. The decrease in the effective tax rate in the second quarter of 2018 principally related to the Tax Cuts and Jobs Act (the “Tax Act”), which reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018.

For the six months ended June 30, 2018, the provision for income taxes was $10.7 million as compared to a provision for income taxes of $6.3 million for the same period in 2017. The provision for income taxes for the first half of 2018 and 2017 included charges of $4.4 million and $1.5 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of the awards at the time of the vesting. Excluding these charges, the provisions for income taxes for the six months ended June 30, 2018 and 2017 would have been $6.4 million, reflecting an effective tax rate of 23%, and $4.7 million, reflecting an effective tax rate of 40%, respectively.

The decrease in the effective tax rate in the first half of 2018, excluding the charge related to the vesting of the restricted stock awards, principally related to the Tax Act described above. The effective tax rate in the first half of 2018 was also impacted by an increase in the proportion of estimated annual global earnings generated in the U.K., which currently imposes tax at a statutory rate of 19%, partially offset by other effects of the Tax Act, which increased the effective tax rate.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2018, we had cash and cash equivalents of $149.3 million and term loan debt with a principal balance of $341.3 million. We made principal installment repayments on the term debt of $4.375 million in both the first and second quarters of 2018.

In October 2017, we commenced our plan to repurchase up to $285.0 million of our common stock. During the second quarter of 2018, we repurchased under our plan 3,489,672 shares of our common stock at an average price of $23.98 per share, for a total cost of $83.7 million. During the six month period ended June 30, 2018, we repurchased 4,886,382 shares of our common stock at an average price of $22.87 per share, for a total cost of $111.8 million.

In addition, during the second quarter of 2018, we repurchased 36,127 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $24.85 per share, for a total cost of $0.9 million. During the first six months ended 2018, we repurchased 397,580 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $18.99 per share, for a total cost of $7.5 million.

As of June 30, 2018, we have repurchased under our recapitalization plan 8,663,930 shares of our common stock at an average price of $20.49 per share for a total cost of $177.6 million and had $107.4 million remaining and authorized under our repurchase program. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on September 19, 2018 to common stockholders of record on September 5, 2018.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the second quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, August 2, 2018, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s second quarter 2018 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 8987306. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10122249.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2017 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues
Advisory revenues	$88,051	$67,038	$174,820	$123,738
Investment revenues	445	231	1,219	460

Total revenues	88,496	67,269	176,039	124,198
Operating Expenses
Employee compensation and benefits	48,438	38,843	97,646	82,893
Occupancy and equipment rental	5,508	5,290	10,797	9,998
Depreciation and amortization	717	760	1,480	1,546
Information services	2,652	2,222	4,969	4,634
Professional fees	2,247	2,001	5,170	3,611
Travel related expenses	3,492	3,494	6,797	6,214
Other operating expenses	5,986	4,294	10,708	1,944

Total operating expenses	69,040	56,904	137,567	110,840

Total operating income	19,456	10,365	38,472	13,358
Interest expense	5,594	789	10,855	1,608

Income before taxes	13,862	9,576	27,617	11,750
Provision for taxes	3,349	3,331	10,736	6,251

Net income	$10,513	$6,245	$16,881	$5,499

Average shares outstanding:
Basic	26,992,652	31,933,830	28,545,545	32,151,409
Diluted	27,921,821	31,977,479	29,224,878	32,251,500
Earnings per share:
Basic	$0.39	$0.20	$0.59	$0.17
Diluted	$0.38	$0.20	$0.58	$0.17
Dividends declared and paid per share	$0.05	$0.45	$0.10	$0.90